Exhibit 6.7

STOCK REDEMPTION AGREEMENT

Dated as of February 17, 2017

This Stock Redemption Agreement (this “Agreement”), dated as of the date first set forth above (the “Effective Date”), is entered into by and between Ronco Holdings, Inc., a Delaware corporation (the “Company”), and Ronco Brands, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“RBI” and collectively with the Company, referred to as the “Parties” and each individually as a “Party”).

RECITALS

WHEREAS, pursuant to the terms of the Settlement and General Release Agreement, dated as of February 17, 2017, by and between the Company, RBI, RFL Enterprises, LLC As Seen on TV, Inc., Infusion Brands, Inc., Ediets.com, Inc., TV Goods Holding Corporation, Tru Hair, Inc., Ronco Funding, LLC and RNC Investors, LLC (the “Settlement Agreement”), the Parties are obligated to enter into this Agreement;

WHEREAS; RBI is the owner of 100 shares of Series A Preferred Stock, with a stated value of $27,000 per share, of the Company (the “Shares”);

WHEREAS, pursuant to the terms and conditions of this Agreement RBI desires to sell, and the Company desires to purchase, all of the RBI’s rights, title, and interest in and to the Shares as further described herein; and

WHEREAS, in connection with the redemption of the Shares, the Parties shall undertake such further actions as set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.       Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in the Settlement Agreement), RBI shall sell, assign, transfer, convey, and deliver to the Company, and the Company shall accept and purchase, the Shares and any and all rights in the Shares to which RBI is entitled, and by doing so, RBI shall be deemed to have assigned all of RBI’s rights, titles and interest in and to the Shares to the Company.

2.       Consideration. The total consideration for the purchase and sale of the Shares is $0.01, which the Company shall deliver to the Seller at the Closing. Each Party agrees that such consideration is legally and actually sufficient for purposes of the acquisition of the Shares by the Company.

3.       Closing; Deliveries. The purchase and sale of the Shares (the “Closing”) shall be held on the Closing Date. At the Closing, RBI shall deliver to the Company any stock certificates evidencing the Shares, duly endorsed in blank, that are in RBI’s possession, and a duly executed stock power in the form as attached hereto as Exhibit A.

4.       Further Assurances. Each of the Parties shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.

5.       Governing Law and Interpretation. This Agreement shall be governed and controlled by and in accordance with the laws of the State of New York without regard to its conflict of laws provision.

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6.       Entire Agreement; Severability. This Agreement and the exhibits attached hereto sets forth the entire agreement between the Parties with respect to the subject matter hereof and fully supersedes any prior agreements or understandings between the Parties with respect to the subject matter hereof. The Parties acknowledge that each has not relied on any representations, promises, or agreements of any kind made to the other in connection with each Party’s decision to accept this Agreement, except for those set forth in this Agreement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, the provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. The Parties have participated in the drafting and negotiation of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto and no presumption of burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement.

7.       Amendment. This Agreement may not be modified, altered or changed except upon express written consent of all Parties wherein specific reference is made to this Agreement.

8.       Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties to this Agreement.

9.       Waiver. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

10.     Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their permitted successors and assigns. No Party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Party to this Agreement, which any such Party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

11.     No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights, remedies or claims upon any person or entity not a Party or a permitted assignee of a Party to this Agreement.

12.     Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

13.     Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

14.     Effectiveness. The Parties acknowledge and agree that this Agreement is being executed as of the date hereof, pursuant to the Settlement Agreement. Notwithstanding anything herein to the contrary, this Agreement shall become automatically effective, without any further action of the Parties, on the Closing Date. Notwithstanding anything herein to the contrary, in the event that the Settlement Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate without any further action of the Parties and shall be null and void as of the date of such termination.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first set forth above.

Ronco Holdings, Inc.

By: /s/ William M. Moore
Name: William M. Moore
Title: Chief Executive Officer

Ronco Brands, Inc.

By: /s/ William M. Moore
Name: William M. Moore
Title: Chief Executive Officer

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Exhibit A

STOCK POWER

Ronco Brands, Inc.

FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, Ronco Brands, Inc. (“Seller”) hereby assigns, transfers, and conveys to Ronco Holdings, Inc. (the “Company”), all of Seller’s right, title, and interest in and to of 100 shares of Series A Preferred Stock, with a stated value of $27,000 per share, of the Company, and hereby irrevocably appoints William M. Moore, as Seller’s attorney-in-fact to transfer said shares on the books of the Company, with full power of substitution in the premises.

Dated: February 17, 2017, but effective as of the Closing Date (as defined in the Settlement and General Release Agreement dated as of February 17, 2017, entered into by and between As Seen on TV, Inc., Infusion Brands, Inc., Ediets.com, Inc., TV Goods Holding Corporation, Tru Hair, Inc., RFL Enterprises, LLC, Ronco Funding, LLC, Ronco Holdings, Inc., RNC Investors, LLC and Ronco Brands, Inc.).

Seller:

Ronco Holdings, Inc.

By: /s/ William M. Moore

Name:   William M. Moore

Title:     Chief Executive Officer

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